UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

GRIFFON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6620	11-1893410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

100 Jericho Quadrangle
Jericho, New York		11753
(Address of Principal Executive Offices)		(Zip Code)

(516) 938-5544
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Griffon Corporation’s wholly-owned subsidiary, Telephonics Corporation (“Telephonics”), entered into a commitment letter (the “Commitment Letter”), dated March 10, 2008, with J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) for a new $100 million revolving credit facility. Pursuant to the Commitment Letter, JPMorgan agreed to act as the sole lead arranger and sole bookrunner of the facility.  Griffon Corporation (the “Company”) anticipates that such transaction will close on or before April 30, 2008. The Commitment Letter is subject to customary conditions.  A portion of the proceeds from this facility, together with internal cash, is expected to be used to repay all amounts owing under the Company’s Amended and Restated Credit Agreement (the “Existing Credit Agreement”), dated December 20, 2006, as amended, at which time the Existing Credit Agreement will be terminated.

The Company obtained a waiver of compliance with certain financial covenants contained in the Existing Credit Agreement from the required lenders through April 30, 2008, as more fully set forth in the waiver filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Company also is in discussions with various lenders in connection with a possible senior secured credit facility for Clopay Corporation, a wholly-owned subsidiary of the Company, of approximately $200 million. It is intended that this facility would be in addition to the proposed credit facility for Telephonics.

On March 14, 2008, the Company issued a press release disclosing the foregoing, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

10.1.
Waiver, dated as of March 14, 2008, to the Amended and Restated Credit Agreement, dated December 20, 2006, among Griffon Corporation, Telephonics Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended by Amendment No. 1 thereto, dated as of December 31, 2007).

99.1	Press Release dated March 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Patrick L. Alesia
Vice President,
Chief Financial Officer,
Treasurer and Secretary

Date: March 14, 2008

Exhibit Index

10.1.
Waiver, dated as of March 14, 2008, to the Amended and Restated Credit Agreement, dated December 20, 2006, among Griffon Corporation, Telephonics Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended by Amendment No. 1 thereto, dated as of December 31, 2007).

99.1	Press Release dated March 14, 2008.